Exhibit 10.21

SECOND AMENDED AND RESTATED TIME NOTE (SECURED)

$864,000.00	Boston, Massachusetts
As of May 20, 2006

FOR VALUE RECEIVED, the undersigned LeMaitre Vascular, Inc. (the “Borrower”), hereby promises to pay to the order of Brown Brothers Harriman & Co. (the “Bank”) the principal amount of Eight Hundred Sixty Four Thousand and 00/100 ($864,000.00) Dollars or such other principal amount as may be outstanding from time to time in the aggregate hereunder (“Principal”), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder. Terms not otherwise defined herein shall have the means prescribed to them in the Revolving Loan and Security Agreement and the Term Loan Agreement (each as defined below).

Interest on all unpaid Principal shall be due and payable in arrears, on the first eleventh day of each quarter, commencing on the first such date following any advance of principal hereunder, and on the date of payment of this Note in full, at the fixed rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) as set forth in the Term Loan Agreement.

All outstanding Principal of this Note and all interest accrued thereon shall be due and payable in full in accordance with the terms of the Revolving Loan and Security Agreement and the Term Loan Agreement.

Payments of Principal shall each be due and payable in accordance with the terms of the Term Loan Agreement. Each Principal payment shall be in immediately available funds, at the principal office of the Bank (now located at 40 Water Street, Boston, Massachusetts 02109) or at such other address as the holder of this Note may from time to time designate.

This Note is the note described in (i) a certain Third Amended and Restated Revolving Loan and Security Agreement (the “Revolving Loan and Security Agreement”) to hereof, and, (ii) a certain Third Amended and Restated Term Loan Agreement (the “Term Loan Agreement”), each dated as of the date hereof and each executed by the Borrower in favor of the Bank, and each as amended from time to time thereafter. This Note, is secured by any and all collateral at any time granted to the Bank to secure any obligations of the Borrower to the Bank, including, without limitation, the Collateral described in such Revolving Loan and Security Agreement and the Term Loan Agreement and the trademarks described in an Assignment of Registered Trademarks dated May 24, 2002 and executed by the Borrower in favor of the Bank, as amended by a letter amendment dated as of the date hereof by and between the Borrower and the Bank (the “Assignment”) (the Revolving Loan and Security Agreement, the Term Loan Agreement and the Assignment collectively, the “Agreements”).

The Borrower may voluntarily prepay this Note in whole or in part at any time and from time to time as provided in the Term Loan Agreement without penalty (except as set forth in the Term Loan Agreement), together with interest accrued on the amount prepaid through the date of payment. Any amounts prepaid hereunder may not be reborrowed.

The Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this Note or on the books of the Bank, at or following the time of receipt by the Bank of any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of any of the Borrowers hereunder or under the Agreements. The unpaid principal balance of this Note, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of the Principal amount of loan outstanding hereunder.

Every maker, endorser and guarantor hereof or of the indebtedness evidenced hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands, notices and suretyship defenses generally, in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all cost and expenses, including, without limitation, reasonable attorneys’ fees, incurred or paid by the Bank in enforcing this Note and any collateral or security therefor on default, whether or not litigation is commenced.

This Note is referred to in, and is entitled to the benefits of, the Agreements. This Note may be accelerated upon the occurrence of a Default or an Event of Default, all as provided in the Agreements. This Note amends and restates a First Amended, Restated and Combined Time Note (Secured) in the original principal amount of $2,160,000 dated April 11, 2003 (the “2003 Time Note”). All amounts outstanding under the 2003 Time Note shall be deemed outstanding under this Note.

Executed, as an instrument under seal, as of the day and year first above written.

LEMAITRE VASCULAR, INC.

By:	/s/ Joseph P. Pellegrino
Name:	Joseph P. Pellegrino, Jr.
Title:	Executive Vice President – Finance